Contact:        Jim Gustafson
Investor Relations
DaVita Inc.
(310) 536-2585
DaVita Inc. 4th Quarter 2021 Results
Denver, Colorado, February 10, 2022 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter and year ended December 31, 2021.
“COVID continues to evolve and have a direct impact on our world, especially on the healthcare system”, said Javier Rodriguez, CEO of DaVita. “I am especially appreciative of our teammates across the DaVita Village – from our direct patient caregivers to our corporate teammates – who continue to provide high-quality care to our patients, respond quickly to the rapidly changing environment, and show incredible compassion and support for our patients throughout all the challenges of this pandemic. Despite these ongoing challenges, we delivered strong financial performance for full year 2021.”
For the full year diluted earnings per share from continuing operations was $8.90, an increase of 39.3% from the prior year, and adjusted diluted earnings per share from continuing operations was $9.13, an increase of 25.8% from the prior year. Fourth quarter diluted earnings per share from continuing operations was $1.79, an increase of 7.2% from the prior year, and adjusted diluted earnings per share from continuing operations was $2.02, an increase of 21.0% from the prior year.
Financial and operating highlights for the quarter and year ended December 31, 2021:
•Consolidated revenues of $2.944 billion and $11.619 billion for the three months and year ended December 31, 2021, respectively.
•Operating income of $389 million and $1,797 million for the three months and year ended December 31, 2021, respectively.
•Diluted earnings per share and adjusted diluted earnings per share, both from continuing operations of $1.79 and $2.02, respectively, for the three months ended December 31, 2021. Diluted earnings per share and adjusted diluted earnings per share, both from continuing operations of $8.90 and $9.13, respectively, for the year ended December 31, 2021.
•Operating cash flow and free cash flow, both from continuing operations, of $530 million and $290 million, respectively, for the three months ended December 31, 2021. Operating cash flow and free cash flow, both from continuing operations, of $1,931 million and $1,133 million, respectively, for the year ended December 31, 2021.
•Repurchased 6,127,556 shares of our common stock at an average cost of $105.52 per share in the three months ended December 31, 2021. Repurchased 13,877,193 shares of our common stock at an average cost of $111.41 per share in the year ended December 31, 2021.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income from continuing operations	$187	$193	$978	$783
Diluted per share	$1.79	$1.67	$8.90	$6.39
Adjusted net income from continuing operations(1)	$212	$193	$1,003	$890
Diluted per share adjusted(1)	$2.02	$1.67	$9.13	$7.26
Net income	$187	$174	$978	$774
Diluted per share	$1.79	$1.50	$8.90	$6.31

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended December 31,				Year ended December 31,
	2021		2020		2021		2020
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income:	(dollars in millions)
Operating income	$389	13.2%	$382	13.1%	$1,797	15.5%	$1,695	14.7%
Adjusted operating income(1)(2)	$389	13.2%	$382	13.1%	$1,797	15.5%	$1,746	15.1%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the fourth quarter of 2021 were 7,455,560, or an average of 94,374 treatments per day, representing a per day change of (0.1)% and (1.6)% compared to the third quarter of 2021 and fourth quarter of 2020, respectively. Normalized non-acquired treatment growth in the fourth quarter of 2021 compared to the fourth quarter of 2020 was (1.8)%.

	Three months ended		Quarter change	Year ended		Annual change
	December 31, 2021	September 30, 2021		December 31, 2021	December 31, 2020
Per treatment metrics:
Revenue	$361.70	$360.54	$1.16	$359.24	$350.31	$8.93
Patient care costs	$248.12	$242.09	$6.03	$241.47	$238.24	$3.23
General and administrative	$32.53	$30.49	$2.04	$31.27	$31.62	$(0.35)
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to favorable changes in government rate driven by administration of influenza vaccines and increased commercial mix. The annual change was primarily due to favorable changes in government mix due to shifts to Medicare Advantage plans, favorable changes in government rate related to increased Medicare base rates in 2021 and the temporary suspension of Medicare sequestration, as well as an increase in commercial mix and hospital inpatient dialysis services revenue per treatment.
Patient care costs: The quarter change was primarily due to an increase in compensation expenses driven by increased wage rates and health benefit expenses, as well as increases in other direct operating expenses associated with our dialysis centers, insurance expense and pharmaceutical costs driven by influenza vaccines. These increases were partially offset by decreases in utilities expense resulting from seasonality. The annual change was primarily due to increases in compensation expenses related to increased wages and health benefit expenses due to lower than normal claims volume in 2020 due to COVID-19, other direct operating expenses associated with our dialysis centers, medical supply expense and insurance expense. These increases were partially offset by decreases in pharmaceutical unit costs and intensity, COVID-19-related compensation expenses, utilities expense driven by our virtual power purchase arrangements and professional fees.
General and administrative: The quarter change was due to increases in compensation expense, office supplies and other purchased services, as well as increases in long-term incentive compensation, partially offset by a decrease in professional fees. The annual change was primarily due to decreases in advocacy costs and contributions to our charitable foundation, partially offset by increases in compensation expenses related to labor costs, health benefit expenses and payroll taxes, as well as increases in professional fees and long-term incentive compensation.
Certain items impacting the quarter:
Share repurchases: During the three months ended December 31, 2021, we repurchased 6,127,556 shares of our common stock for $647 million, at an average cost of $105.52 per share.
Subsequent to December 31, 2021 through February 9, 2022, we repurchased 1,437,107 shares of our common stock for $159 million, at an average cost of $110.73 per share.

Non-GAAP adjustments to net income:
Income tax impact related to prior legal settlement: During the three months ended December 31, 2021, we recognized additional tax expense of $25 million related to an uncertain tax position for a portion of a prior legal matter.
Financial and operating metrics:

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Cash flow:	(dollars in millions)
Operating cash flow	$530	$485	$1,931	$1,979
Operating cash flow from continuing operations	$530	$485	$1,931	$1,979
Free cash flow from continuing operations (1)	$290	$210	$1,133	$1,188

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended December 31, 2021	Year ended December 31, 2021
Effective income tax rate on:
Income from continuing operations	20.8%	20.2%
Income from continuing operations attributable to DaVita Inc.(1)	25.8%	23.8%
Adjusted income from continuing operations attributable to DaVita Inc.(1)	16.0%	21.9%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of December 31, 2021, we provided dialysis services to a total of approximately 243,000 patients at 3,154 outpatient dialysis centers, of which 2,815 centers were located in the United States and 339 centers were located in ten countries outside of the United States. During the fourth quarter of 2021, we acquired 17 dialysis centers, opened a total of two new dialysis centers and closed 30 dialysis centers in the United States. We also acquired seven dialysis centers, opened two dialysis centers and closed three dialysis centers outside of the United States during the fourth quarter of 2021.
DaVita IKC: As of December 31, 2021, we have approximately 16,000 patients in risk-based integrated care arrangements representing approximately $1.8 billion in annualized medical spend. We have an additional 7,000 patients in other integrated care arrangements; we do not include the medical spend of these patients in this annualized medical spend estimate. See additional description of these metrics at Note 2.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, the widespread impact of the COVID-19 pandemic continues to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income from continuing operations per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. also excludes the amount of third party owners'
income and related taxes attributable to non-tax paying entities.

	2022 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,525	$1,675
Adjusted diluted net income from continuing operations per share attributable to DaVita Inc.	$7.50	$8.50
Free cash flow from continuing operations	$850	$1,100
We will be holding a conference call to discuss our results for the fourth quarter and year ended December 31, 2021, on February 10, 2022, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password 'Earnings'. A replay of the conference call will be available on our website at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, DaVita's response to and the expected future impacts of the novel coronavirus (COVID-19), including statements about our balance sheet and liquidity, our expenses and expense offsets, revenues, billings and collections, potential need, ability or willingness to use any funds under government relief programs, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the availability, acceptance, impact, administration and efficacy of COVID-19 vaccines, treatments and therapies, the continuing impact on the U.S. and global economies, unemployment and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, expenses, strategic initiatives, government and commercial payment rates, expectations related to value-based care, integrated kidney care, and Medicare Advantage plan enrollment and our ongoing stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•the continuing impact of the dynamic and evolving COVID-19 pandemic, including, without limitation, on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; the government’s response to the COVID-19 pandemic, including, among other things, federal, state and local vaccine mandates or surveillance testing requirements and the extent to which they may ultimately be applicable to us; the pandemic's continuing impact on the U.S. and global economies, unemployment, labor market conditions, inflation and evolving monetary policies; the availability, acceptance, impact and efficacy of COVID-19 vaccines, treatments and therapies; further spread or resurgence of the virus, including as a result of the emergence of new strains of the virus, such as the Delta and Omicron variants; the continuing impact of the pandemic on our revenue and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; continued increased COVID-19-related costs; supply chain challenges and disruptions, including with respect to our clinical supplies; and higher salary and wage expense driven in part by labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, lead to impacts that persist even after the pandemic subsides;
•the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in higher-paying commercial plans or that are enrolled in or select Medicare Advantage plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including without limitation those related to healthcare and/or labor matters, such as AB 290 in California;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court and the current presidential administration and congressional majority;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements;

•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictive plan designs, restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations;
•our ability to successfully implement our strategies with respect to integrated kidney care and value-based care initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the Medicare Advantage benchmark structure;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to hypoxia inducible factors, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, or to integrate and successfully operate any business we may acquire or have acquired, or to successfully expand our operations and services in markets outside the United States, or to businesses outside of dialysis;
•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging labor market conditions, or other reasons;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30,2021, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Dialysis patient service revenues	$2,843,031	$2,773,123	$11,213,515	$11,026,251
Other revenues	100,936	132,199	405,282	524,353
Total revenues	2,943,967	2,905,322	11,618,797	11,550,604
Operating expenses:
Patient care costs	2,060,218	2,056,881	7,972,414	7,988,613
General and administrative	322,723	304,519	1,195,335	1,247,584
Depreciation and amortization	174,763	161,486	680,615	630,435
Equity investment (income) loss, net	(3,152)	765	(26,937)	(26,916)
Loss on changes in ownership interest, net	—	—	—	16,252
Total operating expenses	2,554,552	2,523,651	9,821,427	9,855,968
Operating income	389,415	381,671	1,797,370	1,694,636
Debt expense	(72,087)	(60,469)	(285,254)	(304,111)
Debt prepayment, refinancing and redemption charges	—	—	—	(89,022)
Other (loss) income, net	(2,388)	6,169	6,378	16,759
Income from continuing operations before income taxes	314,940	327,371	1,518,494	1,318,262
Income tax expense	65,508	73,368	306,732	313,932
Net income from continuing operations	249,432	254,003	1,211,762	1,004,330
Net loss from discontinued operations, net of tax	—	(19,633)	—	(9,653)
Net income	249,432	234,370	1,211,762	994,677
Less: Net income attributable to noncontrolling interests	(61,959)	(60,597)	(233,312)	(221,035)
Net income attributable to DaVita Inc.	$187,473	$173,773	$978,450	$773,642

Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations	$1.86	$1.73	$9.30	$6.54
Basic net income	$1.86	$1.56	$9.30	$6.46
Diluted net income from continuing operations	$1.79	$1.67	$8.90	$6.39
Diluted net income	$1.79	$1.50	$8.90	$6.31

Weighted average shares for earnings per share:
Basic shares	100,913	111,690	105,230	119,797
Diluted shares	104,842	115,957	109,948	122,623

Amounts attributable to DaVita Inc.:
Net income from continuing operations	$187,473	$193,406	$978,450	$783,295
Net loss from discontinued operations	—	(19,633)	—	(9,653)
Net income attributable to DaVita Inc.	$187,473	$173,773	$978,450	$773,642

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income	$249,432	$234,370	$1,211,762	$994,677
Other comprehensive (loss) income, net of tax:
Unrealized gains (losses) on interest rate cap agreements:
Unrealized gains (losses)	4,689	124	7,155	(16,346)
Reclassifications of net realized losses into net income	1,034	1,033	4,133	5,313
Unrealized (losses) gains on foreign currency translation:	(25,218)	55,219	(84,381)	(7,623)
Other comprehensive (loss) income	(19,495)	56,376	(73,093)	(18,656)
Total comprehensive income	229,937	290,746	1,138,669	976,021
Less: Comprehensive income attributable to noncontrolling interests	(61,959)	(60,597)	(233,312)	(221,035)
Comprehensive income attributable to DaVita Inc.	$167,978	$230,149	$905,357	$754,986

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)
(dollars in thousands)

	Year ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,211,762	$994,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	680,615	630,435
Debt prepayment, refinancing and redemption charges	—	86,957
Stock-based compensation expense	102,209	91,458
Deferred income taxes	60,483	240,848
Equity investment loss, net	5,215	13,830
Loss on sales of business interests, net	—	24,248
Other non-cash charges, net	11,231	747
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(138,140)	(21,087)
Inventories	5,720	(12,349)
Other receivables and prepaid and other current assets	128,661	(79,277)
Other long-term assets	(26,387)	(6,123)
Accounts payable	(30,320)	37,200
Accrued compensation and benefits	(16,717)	(20,931)
Other current liabilities	(93,645)	105,637
Income taxes	36,921	(87,391)
Other long-term liabilities	(6,732)	(19,851)
Net cash provided by operating activities	1,930,876	1,979,028
Cash flows from investing activities:
Additions of property and equipment	(641,465)	(674,541)
Acquisitions	(187,050)	(182,013)
Proceeds from asset and business sales	61,464	50,139
Purchase of debt investments held-to-maturity	(30,849)	(150,701)
Purchase of other debt and equity investments	(2,987)	(3,757)
Proceeds from debt investments held-to-maturity	15,849	151,213
Proceeds from sale of other debt and equity investments	12,030	3,491
Purchase of equity method investments	(13,924)	(22,341)
Distributions from equity method investments	2,944	3,139
Other	(745)	—
Net cash used in investing activities	(784,733)	(825,371)
Cash flows from financing activities:
Borrowings	1,615,370	4,046,775
Payments on long-term debt	(861,115)	(4,110,304)
Deferred financing and debt redemption costs	(9,091)	(105,848)
Purchase of treasury stock	(1,538,626)	(1,458,442)
Distributions to noncontrolling interests	(244,033)	(253,118)
Net payments related to stock purchases and awards	(60,001)	(975)
Contributions from noncontrolling interests	31,754	42,966
Proceeds from sales of additional noncontrolling interest	2,880	—
Purchases of noncontrolling interests	(20,104)	(7,831)
Net cash used in financing activities	(1,082,966)	(1,846,777)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10,007)	(13,808)
Net increase (decrease) in cash, cash equivalents and restricted cash from continuing operations	53,170	(706,928)
Cash, cash equivalents and restricted cash of continuing operations at beginning of the year	501,790	1,208,718
Cash, cash equivalents and restricted cash of continuing operations at end of the year	$554,960	$501,790

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$461,900	$324,958
Restricted cash and equivalents	93,060	176,832
Short-term investments	22,310	20,101
Accounts receivable	1,957,583	1,824,282
Inventories	107,428	111,625
Other receivables	427,321	544,376
Prepaid and other current assets	72,517	76,387
Income tax receivable	25,604	70,163
Total current assets	3,167,723	3,148,724
Property and equipment, net of accumulated depreciation of $4,763,135 and $4,480,429, respectively	3,479,972	3,521,824
Operating lease right-of-use assets	2,824,787	2,863,089
Intangible assets, net of accumulated amortization of $60,730 and $70,141, respectively	177,693	166,585
Equity method and other investments	238,881	257,491
Long-term investments	49,514	32,193
Other long-term assets	136,677	79,501
Goodwill	7,046,241	6,919,109
	$17,121,488	$16,988,516
LIABILITIES AND EQUITY
Accounts payable	$402,049	$434,253
Other liabilities	709,345	810,529
Accrued compensation and benefits	659,960	685,555
Current portion of operating lease liabilities	394,357	369,497
Current portion of long-term debt	179,030	168,541
Income tax payable	53,792	7,768
Total current liabilities	2,398,533	2,476,143
Long-term operating lease liabilities	2,672,713	2,738,670
Long-term debt	8,729,150	7,917,263
Other long-term liabilities	119,158	150,060
Deferred income taxes	830,954	809,600
Total liabilities	14,750,508	14,091,736
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,434,832	1,330,028
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 97,289 and 109,933 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively)	97	110
Additional paid-in capital	540,321	597,073
Retained earnings	354,337	852,537
Accumulated other comprehensive loss	(139,247)	(66,154)
Total DaVita Inc. shareholders' equity	755,508	1,383,566
Noncontrolling interests not subject to put provisions	180,640	183,186
Total equity	936,148	1,566,752
	$17,121,488	$16,988,516

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per share and per treatment data)

	Three months ended			Year ended December 31, 2021
	December 31, 2021	September 30, 2021	December 31, 2020
1. Consolidated business metrics:
Operating margin	13.2%	16.2%	13.1%	15.5%
Adjusted operating margin excluding certain items(1)(2)	13.2%	16.2%	13.1%	15.5%
General and administrative expenses as a percent of consolidated revenues(3)	11.0%	10.0%	10.5%	10.3%
Effective income tax rate on income from continuing operations	20.8%	18.9%	22.4%	20.2%
Effective income tax rate on income from continuing operations attributable to DaVita Inc.(1)	25.8%	22.3%	27.5%	23.8%
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.(1)	16.0%	22.3%	27.5%	21.9%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,703	$2,698	$2,674	$10,667
Other—Ancillary services
U.S. other	92	92	124	371
International dialysis patient service and other	170	171	152	676
	262	262	276	1,047
Eliminations	(20)	(22)	(45)	(95)
Total consolidated revenues	$2,944	$2,938	$2,905	$11,619
Operating income (loss):
U.S. dialysis	$451	$510	$433	$1,975
Other—Ancillary services
U.S.	(35)	(20)	(25)	(108)
International(4)	6	13	(2)	42
	(29)	(7)	(27)	(66)
Corporate administrative support expenses	(33)	(28)	(24)	(112)
Total consolidated operating income	$389	$475	$382	$1,797

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per share and per treatment data)

	Three months ended			Year ended December 31, 2021
	December 31, 2021	September 30, 2021	December 31, 2020
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,697	$2,692	$2,664	$10,642
Other revenues	6	6	10	25
Total operating revenues	2,703	2,698	2,674	10,667
Operating expenses:
Patient care costs	1,850	1,808	1,856	7,153
General and administrative	243	228	241	926
Depreciation and amortization	166	161	152	643
Equity investment income	(7)	(8)	(7)	(30)
Total operating expenses	2,251	2,188	2,241	8,692
Segment operating income	$451	$510	$433	$1,975
Metrics
Volume:
Treatments	7,455,560	7,466,197	7,574,217	29,622,188
Number of treatment days	79.0	79.0	79.0	313.0
Average treatments per day	94,374	94,509	95,876	94,640
Per day year-over-year decrease	(1.6)%	(2.5)%	(0.9)%	(2.1)%
Normalized year-over-year non-acquired treatment growth(5)	(1.8)%	(1.7)%	(0.3)%
Operating net revenues:
Average patient service revenue per treatment	$361.70	$360.54	$351.78	$359.24
Expenses:
Patient care costs per treatment	$248.12	$242.09	$245.06	$241.47
General and administrative expenses per treatment	$32.53	$30.49	$31.80	$31.27
Accounts receivable:
Receivables	$1,781	$1,853	$1,681
DSO	61	64	59

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per share and per treatment data)

	Three months ended			Year ended December 31, 2021
	December 31, 2021	September 30, 2021	December 31, 2020
4. Cash flow:
Operating cash flow	$530	$567	$485	$1,931
Operating cash flow from continuing operations	$530	$567	$485	$1,931
Operating cash flow from continuing operations, last twelve months	$1,931	$1,886	$1,979
Free cash flow from continuing operations(1)	$290	$358	$210	$1,133
Free cash flow from continuing operations, last twelve months(1)	$1,133	$1,054	$1,188
Capital expenditures from continuing operations:
Routine maintenance/IT/other	$132	$108	$160	$421
Development and relocations	$58	$50	$65	$220
Acquisition expenditures	$142	$21	$69	$187
Proceeds from sale of self-developed properties	$13	$14	$14	$56

5. Debt and capital structure:
Total debt(6)	$8,965	$8,997	$8,164
Net debt, net of cash and cash equivalents(6)	$8,503	$7,951	$7,839
Leverage ratio (see calculation on page 14)	3.32x	3.25x	3.21x
Weighted average effective interest rate:
During the quarter	3.34%	3.34%	3.07%
At end of the quarter	3.35%	3.34%	3.06%
On the senior secured credit facilities at end of the quarter	2.18%	2.16%	2.03%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	52%	51%	44%
Debt with rates fixed by its terms or capped by cap agreements	91%	90%	87%
Amount spent on share repurchases	$647	$336	$417	$1,546
Number of shares repurchased	6,128	2,731	4,193	13,877
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)General and administrative expenses include certain corporate support, long-term incentive compensation, advocacy costs and charitable contributions.
(4)The reported operating income for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020 and the year ended December 31, 2021 includes foreign currency (losses) gains embedded in equity method income recognized from our Asia Pacific joint venture of approximately $(1.0), $1.8, $(6.0) and $3.3 respectively.
(5)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(6)The debt amounts as of December 31, 2021, September 30, 2021, and December 31, 2020 presented exclude approximately $56.7, $59.8 and $77.7, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our senior secured credit facilities (the Credit Agreement) dated August 12, 2019, the leverage ratio is defined as (a) all funded debt plus the face amount of all letters of credit issued, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The calculation below is based on the last twelve months of "Consolidated EBITDA," as of the end of the reported period and pro forma for acquisitions or divestitures that occurred during the period, and "Consolidated net debt" at the end of the reported period, each as defined in the Credit Agreement. The Company’s management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company’s leverage ratio under its Credit Agreement. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020
Net income attributable to DaVita Inc. from continuing operations (1)	$978	$984	$783
Income taxes	307	315	314
Interest expense	261	250	272
Depreciation and amortization	681	667	630
Noncontrolling interests and equity investment income, net	233	241	235
Stock-settled stock-based compensation	101	98	90
Debt prepayment, refinancing and redemption charges	—	—	89
Loss on changes in ownership interest, net	—	—	16
Other	13	2	29
"Consolidated EBITDA"	$2,574	$2,558	$2,460

	December 31, 2021	September 30, 2021	December 31, 2020
Total debt, excluding debt discount and other deferred financing costs(2)	$8,965	$8,997	$8,164
Letters of credit issued	69	69	65
	9,034	9,067	8,228
Less: Cash and cash equivalents including short-term investments(3)	(481)	(750)	(333)
Consolidated net debt	$8,554	$8,317	$7,895
Last twelve months "Consolidated EBITDA"	$2,574	$2,558	$2,460
Leverage ratio	3.32x	3.25x	3.21x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The net income measure presented is our net income from continuing operations attributable to DaVita Inc., since the Credit Agreement requires divestitures to be reflected on a pro forma basis for our leverage ratio calculation, and this measure of net income already excludes our discontinued operations divested.
(2)The debt amounts as of December 31, 2021, September 30, 2021, and December 31, 2020 presented exclude approximately $56.7, $59.8, and $77.7, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect at that time.
(3)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our Integrated Kidney Care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as its special needs plans), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss on for VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income measures, the term "adjusted" refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges; and (ii) the term "effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income from continuing operations attributable to DaVita Inc. and adjusted diluted net income from continuing operations per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
In addition, the effective income tax rate on income from continuing operations attributable to DaVita Inc. excludes noncontrolling owners' income, which primarily relates to non-tax paying entities.
The effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow from continuing operating represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities from continuing operations and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 6 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 3:    Adjusted net income from continuing operations and adjusted diluted net income from continuing operations per share attributable to DaVita Inc.

	Three months ended
	December 31, 2021		September 30, 2021		December 31, 2020
	Dollars	Per share	Dollars	Per share	Dollars	Per share
Net income from continuing operations attributable to DaVita Inc.	$187	$1.79	$260	$2.36	$193	$1.67
Income tax impact related to prior legal settlement	25	0.24	—	—	—	—
Adjusted net income from continuing operations attributable to DaVita Inc.	$212	$2.02	$260	$2.36	$193	$1.67
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Year ended
	December 31, 2021		December 31, 2020
	Dollars	Per share	Dollars	Per share
Net income from continuing operations attributable to DaVita Inc.	$978	$8.90	$783	$6.39
Operating charges:
Loss on changes in ownership interests, net	—	—	16	0.13
General and administrative:
Accruals for legal matters	—	—	35	0.29
Debt refinancing charges	—	—	89	0.73
Related income tax	—	—	(33)	(0.27)
Income tax impact related to prior legal settlement	25	0.23	—	—
Adjusted net income from continuing operations attributable to DaVita Inc.	$1,003	$9.13	$890	$7.26
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 4:    Adjusted operating income

	Three months ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Consolidated:
Operating income	$389	$475	$382	$1,797	$1,695
Operating charges:
Loss on changes in ownership interests, net	—	—	—	—	16
General and administrative:
Accruals for legal matters	—	—	—	—	35
Adjusted operating income	$389	$475	$382	$1,797	$1,746

	Three months ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Consolidated:
U.S. dialysis:
Segment operating income	451	510	433	1,975	1,918
Other - Ancillary services:
U.S.
Segment operating loss	(35)	(20)	(25)	(108)	(99)
Loss on changes in ownership interests, net	—	—	—	—	16
Adjusted operating loss	(35)	(20)	(25)	(108)	(83)
International
Segment operating income (loss)	$6	$13	$(2)	$42	$23
Adjusted Other - Ancillary services operating loss	$(29)	$(7)	$(27)	$(66)	$(60)
Corporate administrative support expenses:
Segment expenses	$(33)	$(28)	$(24)	$(112)	$(147)
Accruals for legal matters	$—	$—	$—	$—	$35
Adjusted Corporate administrative support expenses	$(33)	$(28)	$(24)	$(112)	$(112)
Adjusted operating income	$389	$475	$382	$1,797	$1,746
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 5:    Effective income tax rates on income from continuing operations attributable to DaVita Inc.

	Three months ended			Year ended December 31, 2021
	December 31, 2021	September 30, 2021	December 31, 2020
Income from continuing operations before income taxes	$315	$394	$327	$1,518
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(62)	(60)	(61)	(234)
Income from continuing operations before income taxes attributable to DaVita Inc.	$253	$334	$267	$1,284

Income tax expense for continuing operations	$66	$75	$73	$307
Income tax attributable to noncontrolling interests	—	—	—	(1)
Income tax expense from continuing operations attributable to DaVita Inc.	$65	$75	$73	$306

Effective income tax rate on income from continuing operations attributable to DaVita Inc.	25.8%	22.3%	27.5%	23.8%
The effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. is computed as follows:

	Three months ended			Year ended December 31, 2021
	December 31, 2021	September 30, 2021	December 31, 2020
Income from continuing operations before income taxes	$315	$394	$327	$1,518
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(62)	(60)	(61)	(234)
Income from continuing operations before income taxes attributable to DaVita Inc.	$253	$334	$267	$1,284
Income tax expense	$66	$75	$73	$307
Less income tax related to:
Prior legal settlement	(25)	—	—	(25)
Noncontrolling interests	—	—	—	(1)
Income tax on adjusted income from continuing operations attributable to DaVita Inc.	$41	$75	$73	$281
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.	16.0%	22.3%	27.5%	21.9%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 6:    Free cash flow from continuing operations

	Three months ended
	December 31, 2021	September 30, 2021	December 31, 2020
Net cash provided by continuing operating activities	$530	$567	$485
Adjustments to reconcile net cash provided by continuing operating activities to free cash flow from continuing operations:
Distributions to noncontrolling interests	(67)	(78)	(74)
Contributions from noncontrolling interests	3	12	10
Expenditures for routine maintenance and information technology	(132)	(108)	(160)
Expenditures for development	(58)	(50)	(65)
Proceeds from sale of self-developed properties	13	14	14
Free cash flow from continuing operations	$290	$358	$210

	Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020
Net cash provided by operating activities from continuing operations	$1,931	$1,886	$1,979
Adjustments to reconcile net cash provided by continuing operating activities to free cash flow from continuing operations:
Distributions to noncontrolling interests	(244)	(251)	(253)
Contributions from noncontrolling interests	32	38	43
Expenditures for routine maintenance and information technology	(421)	(449)	(399)
Expenditures for development	(220)	(227)	(275)
Proceeds from sale of self-developed properties	56	57	93
Free cash flow from continuing operations	$1,133	$1,054	$1,188
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.